Exhibit 99.1

Southwest Gas Provides Leadership Update For Centuri

Search for CEO Commences; Paul Daily to Retire as Chief Executive Officer Upon Appointment of Successor

Southwest Gas Continuing to Advance Centuri Separation

LAS VEGAS, November 27, 2023 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or the “Company”) announced today that Paul M. Daily has informed the Company of his intention to retire in 2024 as President and Chief Executive Officer (“CEO”) of Centuri Group, Inc. (“Centuri”), a wholly owned subsidiary of Southwest Gas. The Company and Mr. Daily intend that he remain as CEO of Centuri until his successor is appointed. Accordingly, Southwest Gas will commence a search, with the assistance of a leading executive search firm, to identify the next CEO of Centuri, considering both internal and external candidates. Mr. Daily will assist with the selection of his successor and facilitate the transition of his responsibilities.

“On behalf of the team at Southwest Gas and Centuri, I would like to thank Paul for his leadership as CEO of Centuri over the past eight years,” said Karen Haller, President and Chief Executive Officer of Southwest Gas. “During Paul’s tenure, Centuri has deepened the value it brings to electric and natural gas utilities, having grown and strengthened its core business of serving as a key utility infrastructure services provider to electric and natural gas utilities within the United States and Canada. We look forward to working with Paul to identify a CEO with the expertise to lead Centuri in the future and advance our efforts to maximize value for Southwest Gas stockholders. We wish Paul the best in his retirement.”

“After more than 35 years in the industry, I am proud of the work that we have done at Centuri to build a unique high-growth utility infrastructure services business,” said Paul M. Daily. “During my time leading the Centuri team, we have tripled the size of the business, diversified our core service offerings to include both electric and natural gas utility services, and expanded our operating footprint in support of our blue-chip utility clients and their 100+ million customers in over 80+ locations across 43 states and two Canadian provinces, all while providing our 12,000+ employees with a world-class safe working environment. I am confident now is the right time to identify Centuri’s next CEO as we continue to advance our separation from Southwest Gas as a standalone, independent company. Centuri has an incredibly bright future ahead, and I will work closely with the Southwest Gas Board of Directors and management team, along with the entire Centuri management team, to ensure a smooth transition as we work to identify and onboard my successor.”

The Company continues to advance the previously announced process to separate Centuri. The Company reaffirms both Southwest Gas and Centuri financial guidance.

About Paul M. Daily

Paul has led Centuri as President and Chief Executive Officer since April 2016. He also serves on the Board of Managers for T.D. Williamson Holdings, LLC. He has more than 35 years of experience, both domestic and international, in senior leadership of infrastructure engineering and construction companies, much of which has been focused on the natural gas and electric power industries. Most recently, before joining Centuri, he founded Paul M. Daily & Associates in 2014, serving as an advisor to senior executives, private equity investors and Boards of Directors with respect to in long-term planning and assessment of growth and diversification opportunities, both organic and through mergers and acquisitions. Prior to that, Paul was co-founder, Director, and CEO of Infrastructure and Energy Alternatives, LLC, a group of operating companies providing infrastructure design and construction services to North American energy clients while also serving as a Director on the Board of Remedial Construction Services, L.P. He has also held the positions of President & CEO of InfraSource, LLC and Executive Vice President for Quanta’s Natural Gas & Pipeline Division, Senior Vice President of Construction and Project Delivery for Earth Tech, Inc., and Vice President, Planning & Development for Willbros Group, Inc.

Paul graduated from the United States Military Academy at West Point with a Bachelor of Science degree in mechanical engineering and an area of concentration in international economics. He spent the first nine years of his career with the United States Army as a commissioned officer, managing petroleum and water logistics for the U.S. Department of Defense.

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc., through its subsidiaries, engages in the business of purchasing, distributing and transporting natural gas, and providing comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities.

About Centuri

Centuri Group, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada. Centuri is a subsidiary of Southwest Gas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding Mr. Daily’s intention to retire, the Company’s search to identify Centuri’s next Chief Executive Officer, the Company’s expectations regarding Centuri’s leadership transition and the Company’s plans and expectations with respect to the separation of Centuri. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in the Company’s current and periodic reports, including the Company’s Quarterly Reports on Form 10-Q, filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Contacts

For investor information, contact: Justin S. Forsberg, Vice President of Investor Relations, Phone: (702) 364-3135, justin.forsberg@swgas.com.

For media information, contact: Sean Corbett, Manager, Corporate Communications, Phone: (702) 876-7219, sean.corbett@swgas.com.